Exhibit (e)(3)(v)

AMENDMENT NO. 4

DISTRIBUTION AGREEMENT

EQ ADVISORS TRUST – AXA DISTRIBUTORS, LLC - CLASS IA SHARES

AMENDMENT NO. 4 to the Distribution Agreement (“Amendment No. 4”), dated as of May 1, 2011 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Distributors, LLC (the “Distributor”).

The Trust and the Distributor agree to modify and amend the Distribution Agreement, dated as of July 1, 2004, between the Trust and the Distributor (the “Agreement”), relating to the Class IA shares. Unless defined herein to the contrary, terms shall have the meaning given to such terms in the Agreement.

1.	Name Change: The name of the EQ/International Growth Portfolio will change to EQ/MFS International Growth Portfolio.

2.	Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which the Distributor is authorized to distribute Class IA shares is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS HEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

EQ ADVISORS TRUST		AXA DISTRIBUTORS, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Nicholas B. Lane
Name:	Steven M. Joenk	Name:	Nicholas B. Lane
Title:	President	Title:	Chairman, President and
Chief Executive Officer

SCHEDULE A

CLASS IA SHARES

All Asset Allocation Portfolio

EQ/Boston Advisors Equity Income Portfolio

EQ/GAMCO Mergers and Acquisitions Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/MFS International Growth Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/PIMCO Ultra Short Bond Portfolio

EQ/T. Rowe Price Growth Stock Portfolio

EQ/UBS Growth and Income Portfolio